Exhibit 99.1


           Sonus Networks Announces Termination of SEC Investigation


    CHELMSFORD, Mass.--(BUSINESS WIRE)--June 8, 2005--Sonus Networks (Nasdaq: SONS), a leading supplier of service provider voice over IP
(VoIP) infrastructure solutions, announced that it has received written notification from the Securities and Exchange Commission regarding the formal inquiry that the SEC undertook in connection with the Company's previously announced independent investigation of its financial reporting. The SEC has notified the Company that its investigation has been terminated and that no enforcement action has been recommended.

    About Sonus Networks

    Sonus Networks, Inc. is a leading provider of voice over IP (VoIP) infrastructure solutions for wireline and wireless service providers. With its Open Services Architecture(TM) (OSA), Sonus delivers end-to-end solutions addressing a full range of carrier applications, including trunking and tandem switching, residential and business access, network border switching and enhanced services. Sonus' voice infrastructure solutions, including media gateways, softswitches and network management systems, are deployed in service provider networks worldwide. Sonus, founded in 1997, is headquartered in Chelmsford, Massachusetts. Additional information on Sonus is available at http://www.sonusnet.com.

    Sonus is a registered trademark of Sonus Networks. Open Services Architecture, GSX9000 and Insignus are trademarks of Sonus Networks. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.


    CONTACT: Investor Relations:
             Jocelyn Philbrook, 978-614-8672
             jphilbrook@sonusnet.com
             or
             Media Relations:
             Laureen McGowan, 617-275-6515
             lmcgowan@greenoughcom.com